UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 4, 2006

Commission File Number: 0-28376

Professional Lease Management Income Fund I Liquidating Trust
(Exact name of registrant as specified in its charter)

Delaware	94-3209289
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

405 Lexington Avenue, 67th Floor
New York, NY 10174
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 682-3344

Item 2.01  Completion of Acquisition or Disposition of Assets.

On December 4, 2006, Professional Lease Management Income Fund I Liquidating Trust (the “Liquidating Trust”), PLM Equipment Growth Fund VI Liquidating Trust, and PLM Equipment Growth & Income Fund VII Liquidating Trust (collectively, “the Sellers”), sold all of their remaining marine containers to Capital Lease Limited and Capital Lease GmbH (collectively, “Capital”) including 9,523 marine containers owned by the Liquidating Trust. These marine containers were previously leased to Capital. Under the terms of the Purchase and Sale Agreement, Capital paid Sellers an aggregate gross cash purchase price of $21.4 million. Of the $21.4 million, the Liquidating Trust received $11.9 million. The amount received by the Liquidating Trust was based on the number and type of the marine containers it sold. In addition to the purchase price for the marine containers, Capital also paid a total of $1.4 million for the net outstanding lease receivables due to the Sellers under the lease agreements of which the Liquidating Trust received approximately $0.6 million.

Other than in respect of the Purchase and Sale Agreement and the previous lease agreements for these marine containers, there are no material relationships between Capital, the Sellers or any of their affiliates, or any director or officer of the Trustee of the Liquidating Trust, or any associate of such director or officer.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Purchase and Sale Agreement dated December 4, 2006 by and among Capital Lease Limited, Capital Lease GmbH, PLM Financial Services, Inc., PLM Equipment Growth Fund VI Liquidating Trust, PLM Equipment Growth & Income Fund VII Liquidating Trust and Professional Lease Management Income Fund I Liquidating Trust.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Lease Management Income Fund I Liquidating Trust

By: PLM Financial Services, Inc.,
its Trustee

By: s/s Richard K Brock
Richard K Brock
Chief Financial Officer

Date: December 4, 2006

Exhibit Index

Exhibit 10.1  Purchase and Sale Agreement dated December 4, 2006 by and among Capital Lease Limited, Capital Lease GmbH, PLM Financial Services, Inc., PLM Equipment Growth Fund VI Liquidating Trust, PLM Equipment Growth & Income Fund VII Liquidating Trust and Professional Lease Management Income Fund I Liquidating Trust. (filed herewith).